Exhibit 2.6

Midwest Draft

December 18, 2018

SHARE EXCHANGE AGREEMENT

AND

PLAN OF REORGANIZATION

THIS SHARE EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement"), is entered into on the date of the last execution of this Agreement (the "Signature Date"), to be effective as of December I, 2018 (the "Effective Date") by and between Innovest Global, Inc., a publicly-owned Nevada corporation ("IVST"), and Michael S. Kelly, as Executor of the Estate of Donald F. Kelly, Jr. ("Kelly, as Executor"). IVST, Kelly, as Executor, and Midwest Curtainwalls, Inc., where applicable, are sometimes hereinafter collectively referred to as the “Parties” and individually as a "Party."

WITNESSETH

A)     WHEREAS, IVST is a publicly-owned Nevada corporation and is quoted on the Over the Counter Bulletin Board under the symbol (IVST).

B)     WHEREAS, Kelly, as Executor, is the duly-appointed Executor of the Estate of Donald F. Kelly, Jr., Cuyahoga County Probate Court No. 2018-EST-236072 (the "Estate").

C)     WHEREAS, prior to his death, Donald F. Kelly, Jr. ("Don Kelly") owned and operated Midwest Curtainwalls, Inc., an Ohio corporation ("Midwest"), which designs and fabricates custom building envelope and curtainwall systems for construction projects throughout the United States and the world.

D)     WHEREAS, the Estate owns, and Kelly, as Executor, has the authority to sell 402 fully-paid and nonassessable shares of common stock of Midwest which constitute all of the issued and outstanding shares of stock of Midwest (the "Midwest Stock").

E)     WHEREAS, the Parties desire that IVST acquire all of the Midwest Stock from Kelly, as Executor, in exchange for an aggregate of 1,600,000 newly-issued shares of Restricted Common Stock of IVST (the "Exchange Shares") pursuant to the terms and conditions set forth in this Agreement.

F)     WHEREAS, following the Closing, Midwest will be a wholly-owned subsidiary of IVST.

G)     WHEREAS, the Parties intend that the share exchange transaction contemplated by this Agreement (the "Transaction") qualify as a reorganization and tax-free exchange under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "IRC").

NOW THEREFORE, on the basis of the premises stated above and for and in consideration of (i) the foregoing recitals, which are hereby incorporated by reference, (ii) the mutual covenants and agreements hereinafter set forth, and (iii) the mutual benefits to the Parties to be derived here from, and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

PLAN OF EXCHANGE

1.1     The Plan of Exchange.   The plan of reorganization embodied in this Agreement shall be a reorganization within the meaning of Section 368(a)(l)(B) of the IRC. IVST shall acquire all of the outstanding Midwest Stock in exchange solely for a part of lVST's voting common stock.

1.2     The Exchange. Upon the Closing (as hereinafter defined), Kelly, as Executor, shall deliver to IVST a certificate for one hundred percent (100%) of the Midwest Stock in exchange for one or more certificates for the Exchange Shares. The certificate for the Midwest Stock shall be accompanied by a stock power duly endorsed in blank by Kelly, as Executor. The certificate(s) for the Exchange Shares shall be accompanied by duly-executed stock powers in blank with signatures guaranteed by a recognized securities guarantee program.

1.3     Guarantee of Future Value of the Exchange Shares. IVST hereby agrees and guarantees that the market price of the Exchange Shares, as reported by OTC Markets, Inc. or another nationally-recognized financial reporting service, will be at least $L25 per share (at closing price) by the second anniversary of the Effective Date or any 10-day average closing price of the stock (the "Determination Date"). In the event that such market price is less than $1.25 per share on the Determination Date, IVST shall issue to Kelly, as Executor, or in the name of no more than four (4) nominees, the number of additional shares necessary to achieve an aggregate value of $2,000,000 for the Exchange Shares plus the newly-issued shares as of the Determination Date, using the per-share market price on the Determination Date. Such issuance shall occur within thirty (30) days of the Determination Date and shall be in the form of one or more additional certificate(s) accompanied by duly-executed stock powers in blank with signatures guaranteed by a recognized securities guarantee program.

1.4     Repayment of Don Kelly's Shareholder Loan. The Parties acknowledge and agree that on March 21, 2018 Don Kelly made a personal loan to Midwest in the original principal amount of $400,000, which loan bears simple interest at the rate of 6% per annum (the "Shareholder Loan"), as evidenced by a written Promissory Note Agreement (the "Note"). Upon the Closing, IVST shall purchase the Note from the Estate for the issuance and delivery to Kelly, as Executor, of 400,000 additional shares of IVST Restricted Common Stock (the "Loan Purchase Shares"). Upon the Closing, IVST shall deliver to Kelly, as Executor, one or more certificates representing the Loan Purchase Shares, accompanied by duly-executed stock powers in blank with signatures guaranteed by a recognized securities guarantee program. Upon the Closing, Kelly, as Executor, will endorse the Note payable to the order of IVST, without recourse, and deliver the original endorsed Note to IVST.

1.5     Guarantee of Future Value of the Loan Purchase Shares. IVST hereby agrees and guarantees that the market price of the Loan Purchase Shares, as reported by OTC Markets, Inc. or another nationally-recognized financial reporting service, will be at least $1.00 per share (at closing price) on the Determination Date. In the event that such market price is less than $1.00 per share on the Determination Date, IVST shall issue to Kelly, as Executor, or in the name of no more than four (4) nominees, the number of additional shares necessary to achieve an aggregate value of $400,000 for the Loan Purchase Shares plus the newly-issued shares as of the Determination Date, using the per-share market price on the Determination Date. Such issuance shall occur within thirty (30) days of the Determination Date and shall be issue by IVST’s transfer agent to a specific party.

1.6     Success Fee. Within thirty (30) days of substantial completion of the installation of Midwest's curtainwall units by Midwest's subcontractor, PSL, at the 400 South Broadway project in Los Angeles, California (the "Project"), IVST shall pay Kelly, as Executor, or his designated nominee(s), a sum of money equal to 10% of the net income earned from the Project, if any. For purposes hereof, "net income earned from the Project" shall mean the total revenue actually received by Midwest from the Project, minus (a) all direct costs paid in cash (such as subcontractor and third-party fees, freight costs, and project insurance and bonding) and costs of goods sold, (b) the proportionate share of cash operating expenses (such as salaries, benefits, facility rent, utilities , and insurance), interest expense and taxes attributable to the Project taking into account other pending Midwest projects, if any, but excluding all non-cash items such as depreciation or amortization, and (c) $125,000, representing the agreed allocation to the Project of the debt service for the Citizens Bank loans identified in Section 1.7(a).

1.7.     Releases of Liability under Performance/Payment Bond and Bank Loans.

(a)     Immediately upon IVST closing its books for the first fiscal quarter of 2019, which ends March 31, 2019, IVST shall formally request and use its best efforts to obtain a complete and unconditional release of the Estate from any claim of or liability or obligation to Zurich American Insurance Company and Zurich Insurance Group Ltd., and their respective subsidiaries, affiliates and associated companies (collectively , "Zurich") including but not limited all liability of the Estate, actual or contingent, arising out of that written General Indemnity Agreement, dated April 3, 2018, entered into by Midwest and Don Kelly individually for the benefit of Zurich (collectively , the "Zurich Liabilities").

(b)     On or before June 30, 2019, IVST shall pay in full or otherwise obtain a complete and unconditional release of the Estate from any claim by or liability or obligation to Citizens Bank, N.A. ("Citizens"), including but not limited all liability of the Estate, actual or contingent, arising out of that written Unlimited Guaranty dated October 28, 2014, entered into by Don Kelly and which secures the repayment by Midwest of loans by Citizens Bank, N.A., including "$500,000 Term Note Non-Revolving Line of Credit", dated October 28, 2014, which has been drawn upon by Midwest and is known as "Equipment Loan I" with a balance as of the Effective Date of $________ ,and "Equipment Loan II" with a balance as of the Effective Date of $____________; and "$1,500,000 Revolving Line of Credit", dated October 28, 2014, with a balance as of the Effective Date of $__________ (collectively, the "Citizens Liabilities").

1.8.     Security Interest in Midwest's Assets.     In order to secure the full and timely payment and performance of each of IVST’s obligations under this Agreement at Closing, Midwest shall grant to Kelly, as Executor, a security interest in all of its tangible and intangible assets, including but not limited to equipment, inventory and accounts receivable pursuant to a written Security Agreement in form and substance reasonably acceptable to Kelly, as Executor for the specific purposes of actual liabilities incurred from the Zurich liabilities, Citizen liabilities, and shareholder loan. Kelly, as Executor, acknowledges and agrees that such security interests will be subordinate to the security interests of Citizens in the assets of Midwest to secure the Citizens Liabilities. IVST authorizes Kelly, as Executor, to act as Midwest's attorney-in-fact, to file financing statements signed only by Kelly, as Executor, representing the Estate as secured party, to perfect the security interest to be granted hereunder.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF KELLY, AS EXECUTOR

Limitations on Representations, Warranties and Liability of Kelly, whether Individually or as Executor. IVST acknowledges and agrees that (a) Michael Kelly was neither a shareholder, officer, director, employee, or contractor of or for Midwest, nor was Michael Kelly knowledgeable about or involved in Midwest's business and affairs prior to his being appointed to serve as Executor of the Estate on July 20, 2018 (the "Appointment Date"), and (b) as a result, any knowledge or information that Michael Kelly has concerning Midwest's business and affairs, including the Project, was obtained since the Appointment Date and then only by virtue of (i) his limited involvement as interim President of Midwest, (ii) information provided by Midwest's employees, and (iii) his limited review of Midwest's documents. Therefore, all representations of Michael Kelly, individually or as Executor, set forth in this Agreement are qualified by the foregoing limitation and are limited to information that is within Michael Kelly's actual knowledge, without any duty of investigation or inquiry, at the time that such representation is made. Furthermore, notwithstanding any other provision of this Agreement to the contrary, express or implied, Michael Kelly shall have no personal liability whatsoever, either individually or as Executor of the Estate, for any breach of any representation or warranty, or any breach of any covenant for any reason beyond his reasonable control, IVST's sole remedy in any such event being a right to assert a claim therefor against the Estate.

Subject to and as qualified by the foregoing, Kelly, as Executor, represents and warrants as follows:

2.1.     Ownership of the Midwest Stock; Authority to Exchange. Subject to and as qualified by the disclosures set forth in Schedule 2.1, Kelly, as Executor, has been appointed as fiduciary of the Estate with the power conferred by law to fully administer Estate and in such capacity is the record owner and holder of the Midwest Stock as of the Effective Date, free and clear of all liens, encumbrances, charges and assessments of every nature and subject to no restrictions with respect to transferability. Kelly, as Executor, will on the Closing Date have full power and authority to exchange the Midwest Stock in accordance with the terms of this Agreement.

2.2.     Options on Stock. Except for this Agreement, neither Kelly, as Executor, nor Midwest have issued and neither has outstanding any option, warrant or convertible securities or other right to purchase or convert any obligation into Midwest's securities, and neither of them have agreed to issue or sell any additional securities.

2.3.     No Additional Issuances. Since July 24, 2018, Midwest has not issued any additional shares of stock or other securities.

2.4.     No Conflict. The execution and delivery of this Agreement does not and the consummation of the Transaction will not violate any provision of Midwest's Articles of Incorporation or Code of Regulations, or any provisions of, or result in the acceleration of any obligation under, any mortgage, lien, lease, agreement, instrument, court order, arbitration award, judgment or decree to which Midwest is a party or by which it is bound, except as may be provided in any of the documents that have been uploaded prior to the Signature Date to the Midwest Curtainwalls Due Diligence files on the ShareFile database maintained by Nicola, Gudbranson & Cooper LLC (the "ShareFile Documents").

2.5.     No Brokers. All negotiations regarding the Transaction and this Agreement have been carried on directly by Kelly, as Executor, and his counsel with IVST, without the intervention of any broker or third party. Neither Midwest nor Kelly, as Executor, has engaged, consented to or authorized any broker, investment banker or other agent or third party to act on their behalf as broker or finder in connection with the Transaction in any respect that would obligate Midwest, Kelly, as Executor, or IVST to pay any commission, brokerage or finders' fee in connection with the Transaction.

2.6.     ShareFile Documents. Each of the ShareFile Documents is a true and complete copy of the original of such document.

2.7.     Securities Matters. Kelly, as Executor, understands that the issuance of the Exchange Shares is intended to be exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), by virtue of Sections 3(b) and 4(2) of the Securities Act, and Kelly, as Executor, represents and warrants that: (a) Kelly, as Executor, has been advised that the Exchange Shares have not been registered under the Securities Act and, therefore, cannot be resold unless they are registered under the Securities Act or unless an exemption from registration is available and the certificates representing the Exchange Shares will be legended accordingly; (b) Kelly, as Executor, is aware that he may be required to hold the Exchange Shares for a period of twelve (12) months from the date of issuance; (c) Kelly, as Executor, is acquiring the Exchange Shares solely as fiduciary for the beneficiaries of the Estate and not with a view to, or for resale in connection with, the distribution thereof, and Kelly, as Executor, has no present intention of distributing or reselling the Exchange Shares; (d) Kelly, as Executor, represents and warrants that he has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of investing in the Exchange Shares and that the Estate is able to bear the economic risk of such investment; and (e) Michael S. Kelly, individually, is an "accredited investor" as such term is defined in Rule 50l(a) of Regulation D.

ARTICLE III

ACKNOWLEDGEMENTS, REPRESENTATIONS AND WARRANTIES OF IVST

IVST acknowledges, represents and warrants as follows:

3.1.     Access for Due Diligence. IVST acknowledges and agrees that on or about October 22, 2018, John Yenges was appointed to the office of Executive Vice President/Chief Operating Officer of Midwest at the request of IVST in order to exercise primary operational control over the management of Midwest's business, including the Project, and to perform due diligence on behalf of IVST concerning Midwest and its business, assets, employees, operations and affairs. Mr. Yenges continues to serve in that capacity as of the Signature Date. Since early September, 2018, IVST and its authorized representatives have had full access to all employees, properties, books, records, contracts and documents of Midwest, including all documents that have been uploaded to the ShareFile Documents, and Midwest has furnished or caused to be furnished to IVST and its authorized representatives all information with respect to the assets, affairs and business of Midwest that IVST has reasonably requested.

3.2     Organization and Good Standing. IVST is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there is no jurisdiction in which it is not qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Attached hereto as Schedule 3.2 are complete and correct copies of the Articles of Incorporation and bylaws of IVST, and all amendments thereto, as in effect on the Effective Date. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of IVST's Articles of Incorporation or bylaws. IVST has taken all action required by law, its Certificate of Incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement, and IVST has full power, authority, and legal right and has taken all action required by law, its Certificate of Incorporation, By-Laws, or otherwise to consummate the transactions herein contemplated.

3.3     Capitalization. IVST's presently issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the pre-emptive or other rights of any person. As of the Closing Date, the Exchange Shares will be legally issued, fully paid and non-assessable and shall not be issued in violation of the pre-emptive or other rights of any other person.

3.4     Financial Matters. Except as set forth within its filing of reports with the OTC Markets:

(a)     Neither IVST nor any of its subsidiaries has any liabilities with respect to the payment of any federal, state, county, local, or other taxes (including any deficiencies, interest, or penalties), except for taxes accrued but not yet due and payable, for which IVST or such subsidiary may be liable in its own right, or as a transferee of the assets of, or as a successor to, any other corporation or entity.

(b)     The books and records, financial and otherwise, of IVST and all of its subsidiaries are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

(c)     No deficiency for any taxes has been proposed, asserted or assessed against IVST or any of its subsidiaries. There has been no tax audit, nor has there been any notice to IVST or any of its subsidiaries by any taxing authority regarding any such tax audit, or, to the knowledge of IVST, is any such tax audit threatened with regard to any taxes or IVST or such subsidiary tax returns. IVST does not expect the assessment of any additional taxes upon IVST or any of its subsidiaries for any period prior to the date hereof and has no knowledge of any unresolved questions concerning the liability for taxes of IVST or any of its subsidiaries.

(d)     IVST and each of its subsidiaries has good and marketable title to its assets and, except as set forth in Schedule 3.4(d), has no material contingent liabilities, direct or indirect, matured or unmatured.

3.5     Information. The information concerning IVST and its subsidiaries set forth in this Agreement and the Schedules are and will be complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading as of the Signature Date and as of the Closing Date.

3.6     Absence of Certain Changes or Events. Except as described herein or in Schedule 3.6:

(a)     There has not been (i) any material adverse change, financial or otherwise, in the business, operations, properties, assets, or condition of IVST or any of its subsidiaries (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of IVST as a whole; and

(b)     To the best knowledge of IVST, neither it nor any of its subsidiaries has become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets, or condition of such subsidiary or IVST as a whole.

3.7     Litigation and Proceedings. There are no actions, suits, or proceedings pending or, to the knowledge of IVST, threatened by or against or affecting IVST or any of its subsidiaries, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

3.8     No Conflict with Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute a default under, any indenture, mortgage, deed of trust, or other material agreement or instrument to which IVST or any of its subsidiaries is a party or to which it or any of its assets, operations or subsidiaries are subject.

3.9     Governmental Authorizations. Neither IVST nor any of its subsidiaries is required to have any licenses, franchises, permits, or other government authorizations, that are legally required to enable it or them to conduct its or their business operations in all material respects as conducted on the Signature Date and as of the Closing Date. Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by IVST of this Agreement and the consummation by IVST of the transactions contemplated hereby.

3.10     Compliance with Laws and Regulations. To the best of its knowledge, IVST and each of its subsidiaries has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or conditions of any such subsidiary or IVST as a whole, except to the extent that noncompliance would not result in the incurrence of any material liability.

3.11     Approval of Agreement. The board of directors of IVST has authorized the execution, delivery and performance of this Agreement by IVST and has approved the issuance of the Exchange Shares contemplated by this Agreement and the Transaction.

3.12.     No Brokers. All negotiations regarding the Transaction and this Agreement have been carried on directly by IVST with Kelly, as Executor, and his counsel, without the intervention of any broker or third party. IVST has not engaged, consented to or authorized any broker, investment banker or other agent or third party to act on its behalf as broker or finder in connection with the transactions contemplated by this Agreement in any respect that would obligate Midwest, Kelly, as Executor, or IVST to pay any commission, brokerage or finders' fee in connection with such transactions.

3.13.     The Exchange Shares. The Exchange Shares will not have been registered pursuant to the Securities Act of 1933, as amended, as of the Closing Date, and, therefore, under current interpretations and applicable rules, such shares will be required to be retained for a period of twelve (12) months.

ARTICLE IV

COVENANTS OF MIDWEST AND KELLY, AS EXECUTOR

4.1.     Actions Prior to Closing. From and after the Signature Date and until the Closing Date, Midwest and/or Kelly, as Executor, as the case may be, covenants and agrees as follows:

(a)     Without the prior written consent of IVST, Midwest will not grant any general or uniform increase in the rates of pay of its employees, nor grant any general or uniform increase in the benefits under any pension plan or other contract or commitment, nor increase the compensation payable or to become payable to officers or key salaried employees, insurance, pension or other benefit plan, payment or arrangement made to, for or with any of the officers, key salaried employees or agents.

(b)     Midwest shall not enter into any contract or commitment or engage in any transaction not in the usual and ordinary course of business and consistent with Midwest's business practices without the prior written consent of IVST.

(c)     Midwest shall not create any indebtedness other than that incurred in the usual and ordinary course of business, that incurred pursuant to existing contracts disclosed in the ShareFile Documents, and that reasonably incurred in doing the acts and things contemplated by this Agreement.

(d)     Midwest shall not declare or pay any dividend or make any distribution in respect of the Midwest Stock, shall not directly or indirectly redeem, purchase or otherwise acquire any of the Midwest Stock, shall not grant any stock options, and shall not issue or in any way dispose of any of the Midwest Stock.

(e)     Midwest shall not amend its Articles of Incorporation or Code of Regulations or make any changes in its authorized or issued capital stock without the prior written consent of IVST.

(f)     Midwest shall maintain current insurance and any additional insurance in effect as may be reasonably required by increased business and risks; and all property shall be used, operated, maintained and repaired in a normal business manner.

(g)     Midwest shall not do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any material contract, commitment or obligation of Midwest.

(h)     Midwest shall not sell or dispose of any property or assets except products sold in the ordinary course of business.

(i)     Midwest shall promptly notify IVST of any lawsuits, claims, proceedings or investigations that may be threatened, brought, asserted or commenced against Midwest, or its officers or directors involving in any way the business, properties or assets of Midwest.

ARTICLEV

CONDITIONS PRECEDENT TO IVST'S OBLIGATIONS

Each and every obligation of IVST to be performed on the Closing Date shall be subject to the prior satisfaction of the following conditions:

5.1.     Accuracy of Representations and Warranties. The representations and warranties made by Kelly, as Executor, in this Agreement shall be substantially accurate in all material respects on and as of the Closing Date with the same force and effect as though the representations and warranties had been made or given on and as of the Closing Date (except for changes therein permitted by this Agreement). Kelly, as Executor, shall furnish IVST with a certificate, signed and dated as of the Closing Date, to the foregoing effect.

5.2.     Compliance with Covenants. Midwest and Kelly, as Executor, shall have performed and complied with all their respective obligations under this Agreement which are to be performed or complied with prior to or on the Closing Date, including the delivery of the closing documents specified in Section 11.2.

5.3.     Absence of Suit. No suit or proceeding shall be threatened or pending in which it will be or it is sought, by anyone, to restrain, prohibit, challenge or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement, or in connection with any material claim against Midwest not disclosed in the ShareFile Documents.

5.4.     No Material Adverse Changes. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, assets or operations of Midwest.

5.5.     Resignations. IVST shall have received the resignations required to be delivered by Kelly, as Executor, in Section 1l.2(c).

5.6.     Consents. Citizens Bank and Zurich shall have consented in writing to the transactions contemplated by this Agreement.

ARTICLE VI

CONDITIONS PRECEDENT TO KELLY, AS EXECUTOR'S OBLIGATIONS

Each and every obligation of Kelly, as Executor, to be performed on the Closing Date shall be subject to the prior satisfaction of the following conditions:

6.1.     Accuracy of Representations and Warranties. The representations and warranties made by IVST in this Agreement shall be substantially accurate in all material respects on and as of the Closing Date with the same force and effect as though the representations and warranties had been made or given on and as of the Closing Date (except for changes therein permitted by this Agreement). IVST shall furnish Kelly, as Executor, with a certificate, signed by a duly authorized signatory of IVST and dated the Closing Date, to the foregoing effect.

6.2.     Compliance with Covenants. IVST shall have performed and complied with all its obligations under this Agreement which are to be performed or complied with prior to or on the Closing Date, including the delivery of the closing documents specified in Section 11.3.

6.3.     Attorneys', Accountant's and Professionals' Fees Incurred by Kelly, as Executor. At the Closing, IVST shall pay directly to the providers all reasonable attorneys', accountants' and other professionals' fees for services actually performed for Kelly, as Executor, the Estate and/or Midwest relating to the sale of the Midwest Stock generally and the transactions contemplated by this Agreement in particular, based upon statements therefor presented by Kelly, as Executor, or Midwest prior to the Closing Date, up to a maximum aggregate amount of $60,000. The services covered by this payment obligation shall include, without limitation, the collection and online posting of the ShareFile Documents, negotiations regarding the letter of intent between the parties, the preparation and negotiation of this Agreement, counseling Kelly, as Executor, concerning securities laws and the restriction upon re-sale of the Exchange Shares and the tax-free aspects of this transaction, counseling Kelly, as Executor, concerning employee benefit plans, the preparation of closing documents and closing the transactions, and anticipated customary post-closing tasks. IVST hereby stipulates that the rate of $265 per hour for such professional fees is reasonable.

6.4.     No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of IVST nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations of IVST.

ARTICLE VII TERMINATION OF OBLIGATIONS.

SURVIVAL OF REPRESENTATIONS AND COVENANTS

7.1     Termination Events. By notice given in accordance with Section 12.4 prior to the Closing, this Agreement may be terminated as follows:

(a)     By IVST, if a material breach of any provision of this Agreement has been committed by Kelly, as Executor, or Midwest and either such breach has not been cured within twenty (20) business days of Kelly, as Executor's receipt of written notice of such breach from IVST, such breach is incapable of being cured or such breach has not been waived by IVST as of March 31, 2019 (the "Termination Date");

(b)     By Kelly, as Executor, if a material breach of any provision of this Agreement has been committed by IVST and such breach has not been cured within twenty (20) business days of IVST's receipt of written notice of such breach from Kelly, as Executor, such breach is incapable of being cured or such breach has not been waived by Kelly, as Executor, as of the Termination Date;

(c)     By IVST, if any condition in Article V has not been satisfied as of the Termination Date or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of IVST to comply with its obligations under this Agreement) and IVST has not waived such condition on or before such date;

(d)     By Kelly, as Executor, if any condition in Article VI has not been satisfied as of the Termination Date or if satisfaction of such condition by such date is or becomes impossible (other than through the failure of Kelly, as Executor, to comply with his obligations under this Agreement) and Kelly, as Executor, has not waived such condition on or before such date; or

(e)     By mutual consent in writing between IVST and Kelly, as Executor.

7.2.     Effect of Termination; Survival. If this Agreement is terminated pursuant to Section 7.1, all obligations and rights of the parties under this Agreement will terminate except for such obligations and rights of the parties under Sections 12.4 and 12.5, which shall survive indefinitely.

7.3.     Post-Closing Survival of Covenants, Representations and Warranties. The representations and warranties of Kelly, as Executor, contained herein or in any instrument or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby shall survive the Closing for a period of twelve (12) months. The representations and warranties of IVST contained herein or in any instrument or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby shall survive the Closing for a period of thirty-six (36) months; provided, however, that the representations and warranties contained in Section 3.3 (Capitalization), Section 3.11 (Approval of Agreement) and Section 3.13 (The Exchange Shares) shall survive indefinitely. In the event notice of any claim for indemnification under Article VIII hereof shall have been given within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved. The covenants and agreements of the parties set forth in this Agreement, and the indemnification obligations of the parties hereunder shall survive indefinitely, subject to the applicable statutes of limitation.

ARTICLE VIII

INDEMNIFICATION

8.1.     Obligations of Kelly, as Executor. Subject in any event to the qualifications and limitations set forth in Article II, Kelly, as Executor, agrees to indemnify and hold harmless IVST from and against any and all damages, liabilities, losses, costs or expenses (collectively, "Losses") sustained or incurred directly or indirectly by it to the extent resulting from, based upon or arising from:

(a)     any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by Kelly, as Executor, or Midwest in or pursuant to this Agreement, including in the Certificate of Kelly, as Executor, to be delivered at the Closing; or

(b)     any fraud or intentional wrongful or illegal conduct by Kelly, as Executor.

8.2.     Obligations of IVST and Midwest. IVST and Midwest agree to release and discharge, and to indemnify and hold harmless (a) the Estate, (b) Kelly, as Executor, (c) the beneficiaries of the Estate, and (d) each person who served as a director, officer, employee, agent, representative, independent contractor, or professional service provider of Midwest prior to and from and after the death of Don Kelly on July 10, 2018 to and including the date of the Closing, from and against any and all Losses incurred directly or indirectly by any such party to the extent resulting from, based upon or arising from:

(a)     any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by IVST in or pursuant to this Agreement, including in the Certificate of IVST to be delivered at the Closing.

(b)     any alleged or actual fraud or intentional wrongful or illegal conduct by IVST.

(c)     the Zurich Liabilities and the Citizens Liabilities.

(d)     the ownership or operation by IVST and/or Midwest of the business, assets or affairs of Midwest after the Closing, except as otherwise expressly provided in Section l.7(a) with respect to the Zurich Liabilities and in Section l.7(b) with respect to the Citizens Liabilities; and

(e)     all claims, civil actions or Losses asserted by any shareholder of IVST relating to any of the foregoing.

8.3     Procedure.

(a)     Notice. If any party becomes aware of any threatened or pending claim, demand or Loss (including any action asserted by a third party or any request to waive any applicable statute of limitations) for or against which such party is entitled to indemnification under this Agreement (an "Indemnifiable Claim") or that might reasonably be expected to result in an Indemnifiable Claim with respect to that party (an "Indemnified Party"), such Indemnified Party shall give prompt written notice to each party that would be required to provide indemnification hereunder (each, an "Indemnifying Party") of the nature of the fact, circumstance or event and the amount believed to be involved. Notwithstanding the foregoing, the rights of any Indemnified Party to be indemnified in respect of any Indemnifiable Claim resulting from the assertion of liability by any third party shall not be adversely affected by the Indemnified Party's failure to give or delay in giving notice unless (and then only to the extent that) the Indemnifying Party is materially prejudiced thereby.

(b)     Defense. If any civil or administrative action that might reasonably be expected to result in an Indemnifiable Claim (an "Action") is asserted or threatened by a third party against any Indemnified Party, the Indemnifying Party may elect to control the defense thereof with experienced counsel reasonably satisfactory to the Indemnified Party. Notwithstanding the foregoing, if the Indemnifying Party, within fifteen (15) days after receipt of a notice of such Action, fails to give written notice to the Indemnified Party that the Indemnifying Party is undertaking the defense thereof or thereafter fails to timely assume such defense, then the Indemnified Party shall have the right to defend, compromise or settle the Action for the account of the Indemnifying Party. An assertion by the Indemnifying Party of a reservation of rights with respect to such Action shall not constitute a failure to give written notice that it shall undertake such defense. If the Indemnifying Party assumes control of the defense in an Action, it will take all steps necessary in the defense, prosecution, or settlement of such claim or litigation and will hold the Indemnified Party harmless from and against all Losses caused by or arising out of such Action. The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement except with the written consent of the Indemnified Party; provided, however, that the consent of the Indemnified Party shall not be required if all of the following conditions are met: (i) the terms of the judgment or proposed settlement include as an unconditional term thereof the giving to the Indemnified Party by the third party of a release of the Indemnified Party from all liability in respect of such Action; (ii) there is no finding or admission of (A) any violation of law by the Indemnified Party (or any affiliate thereof), and (B) any violation of the rights of any other person; (iii) the judgment or settlement will have no effect on any other Action or claims of a similar nature that may be made against the Indemnified Party (or any affiliate thereof); and (iv) the sole form of relief is monetary damages which are paid in full by the Indemnifying Party. The Indemnifying Party shall conduct the defense of the Action actively and diligently, and the Indemnified Party will provide reasonable cooperation in the defense of the Action. In all cases, the party that is not assigned the right to control the defense shall have the right to participate in the defense of the Action at its own expense, subject to the reasonable direction of the other party. Each of the Indemnifying Party and the Indemnified Party shall give all reasonable assistance to the other party in connection therewith. In any case, the Indemnified Party shall, subject to Section 12.5, make available to the Indemnifying Party and its attorneys, accountants, employees, agents, advisors and consultants, at reasonable times during normal business hours, all books, records, documents, employees, agents, advisors and consultants under its control and relating to such Action or such other matter as to which the Indemnified Party is or was required to give notice. The party having control of the defense of an Action shall notify the other party of every proposal, oral or written, for settlement, which it receives or makes.

(c)     Settlement Limitations. Notwithstanding anything in this Article VIII to the contrary, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle or compromise any threatened or pending Action on behalf of the Indemnified Party or permit a default or consent to entry of any judgment in respect thereof unless such settlement, compromise or consent includes as an unconditional term thereof the giving by the claimant to the Indemnified Party of a full, complete and irrevocable general release from all liability in respect of such Action. If a claim is solely for monetary damages and a settlement offer is made by the applicable third party claimant and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party's willingness to unconditionally accept the settlement offer and pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such Action, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to any Indemnifiable Claim arising therefrom that the Indemnifying Party has an obligation to pay hereunder shall be limited to the amount of the settlement offer that the Indemnified Party declined to accept plus the fees and expenses, including legal, accounting and other professional fees and expenses, of the

Indemnified Party relating to such Indemnifiable Claim incurred through the date of its rejection of the settlement offer and to which the Indemnified Party would otherwise be entitled hereunder. If a settlement offer solely for money damages is made by the applicable third party claimant and the Indemnified Party notifies the Indemnifying Party in writing of its willingness to unconditionally accept the settlement offer and the Indemnifying Party has not reserved its rights to assert that any Loss of the Indemnified Party resulting from such Action is not an Indemnifiable Claim, and the Indemnifying Party declines to accept and pay the amount called for by such offer, the Indemnifying Party may continue to contest such Action, at its own expense. The provisions of this Article VIII are subject to the rights of any Indemnified Party's insurer that may be defending any such claim; provided however, such rights may not diminish the rights of an Indemnified Party hereunder. If the Indemnifying Party makes any payment hereunder, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such claim. Nothing in this Article VIII shall be deemed to obligate any person to maintain any insurance or to pursue any claim against any insurer or third party.

8.4.      Exclusive Remedy. After the Closing, the indemnification provided in this Article VIII shall constitute the exclusive remedy of the parties hereto and their respective directors, officers, employees, affiliates, agents, representatives, independent contractors or professional service providers, from and against any and all Losses asserted by third parties against, resulting, imposed upon or incurred or suffered by, any of them, directly or indirectly, as a result of, or based upon or arising from, the breach of any representation or warranty or the non-fulfillment of any agreement or covenant in or pursuant to this Agreement or any other agreement, document or instrument required hereunder or pursuant to any applicable statute, rule or regulation.

8.5     Limits on Indemnification. Regardless of the nature of the claim, unless arising out of or related to the fraud or intentional wrongful or illegal conduct of the Indemnifying Party, no Indemnifying Party shall be liable to another party nor entitled to indemnification hereunder for punitive or consequential damages, including damages for business interruption or lost profits.

8.6     Effect of Knowledge. No fact, event, misrepresentation or occurrence that, in the absence of this Section 8.6, would constitute a breach or breaches of any representation or warranty of Kelly, as Executor, or IVST under this Agreement shall be deemed to constitute a breach or breaches by Kelly, as Executor, or IVST of their representations or warranties under this Agreement for which the Indemnified Party would be entitled to be indemnified pursuant to this Article VIII if the Indemnified Party, or any of its officers, directors, employees, agents or attorneys, had actual knowledge of such breach or breaches as of the Closing Date.

ARTICLE IX

SECURITIES ACT PROVISIONS

9.1.     Restrictions on Disposition of Shares. Kelly, as Executor, is aware that the Exchange Shares will not have been registered pursuant to the Securities Act of 1933, as amended; and, therefore, under current interpretations and applicable rules, he will be required to retain the Exchange Shares for a period of twelve (12) months after the Closing.

9.2.     Piggyback Rights. In the event IVST files a registration statement under the Securities Act with respect to shares of its common stock prior to December 31, 2020, on a form appropriate for registering the Exchange Shares, IVST shall give written notice to Kelly, as Executor, prior to filing, and Kelly, as Executor, shall have the right to request to have included such shares of the Exchange Shares as shall be specified in the request; provided, however, that the inclusion of the Exchange Shares shall not interfere with IVST's registration of its shares and that in no event shall IVST be obligated to keep the prospectus with respect to the stock current for more than 30 days after the effective date of the registration statement; and provided, further, that all sales of shares sold pursuant to the registration statement are effected within the 30 day period. If Kelly, as Executor, does not make a request for registration within twenty (20) days after receipt of notice from IVST, IVST shall have no obligation to include any of the Exchange Shares in the registration statement. In the event of a registration of any of the Exchange Shares under this Section 9.2, Kelly, as Executor, shall pay and bear the direct selling fees, disbursements and expenses relating thereto, including without limitation all underwriters' discounts, commissions and expenses, but none of the other costs of registration.

ARTICLE X

PROFIT SHARING PLAN AND OTHER EMPLOYEE BENEFIT PLANS

10.1.     IVST shall before and after the Closing take all actions which may be necessary, convenient or appropriate in the opinion of IVST to transfer to IVST all the rights and to cause IVST to assume all the liabilities of Midwest under its profit sharing plan and trust (the "Plan") (including the adoption of amendments to the plan and trust and such action as may be necessary to secure approvals of the Internal Revenue Service which may be required or deemed advisable), to the end that the Plan may be maintained after the Closing so that those of Midwest's employees that were participants in the Plan prior to the Closing may continue as participants or may be integrated into any profit sharing plan maintained by IVST or any of its subsidiaries, treating employment with Midwest as employment with IVST or such subsidiary under its plan and preserving the benefits previously accrued to Midwest's employees. All other employee benefit plans of Midwest, including but not limited to health and accident insurance, major medical insurance, sick pay plans, noninsured maternity benefits, group life insurance, and other employee fringe benefits, shall be continued by IVST subject to the same rights of termination available to Midwest.

ARTICLE XI

CLOSING

11.1.     Time and Place. The Closing of the Transaction (the "Closing") shall take place at the offices of Nicola, Gudbranson & Cooper, LLC, 25 W. Prospect Avenue, Suite 1400 Republic Building, Cleveland, Ohio at 10:00 a.m. on January 15, 2019 (the "Closing Date"), or at such other time and place as the Parties shall agree upon.

11.2.     Documents to be Delivered by Kelly, as Executor. At the closing, Kelly, as Executor, shall deliver to IVST the following documents:

(a)     A certificate for the Midwest Stock in the form required by Section 1.2;

(b)     The minute book and stock transfer book, and any other record or document relating to Midwest in the possession of Kelly, as Executor, as IVST may in writing request;

(c)     Written resignations effective on the Closing Date of all directors and officers of Midwest except those designated by IVST;

(d)     A certificate signed by Kelly, as Executor, that the representations and warranties made by Kelly, as Executor, in this Agreement are substantially accurate in all material respects on and as of the Closing Date with the same effect as though the representations and warranties had been made on or given on and as of the Closing Date;

(e)     The Security Agreement signed by Midwest as required by Section 1.8; and

(f)     Any other documents of transfer as IVST may reasonably request.

11.3.     Documents to be Delivered by IVST.     At the Closing, IVST shall deliver to Kelly, as Executor, the following documents:

(a)     A certificate for the Exchange Shares in the form required by Section 1.2;

(b)     A certified copy of the duly-adopted resolutions of IVST's board of directors authorizing the execution, delivery and performance of this Agreement, and authorizing or ratifying the issuance of the Exchange Shares and the other acts of its officers and employees in carrying out the other terms and provisions of this Agreement;

(c)     A certificate signed by an authorized officer of IVST that the representations and warranties made by IVST in this Agreement are substantially accurate in all material respects on and as of the Closing Date with the same effect as though the representations and warranties had been made on or given on and as of the Closing Date; and

(d)     Any other documents of transfer as Kelly, as Executor, may reasonably request.

ARTICLE XII

MISCELLANEOUS

12.1.     Governing Law. This Agreement shall be governed by, enforced, construed, and interpreted under and in accordance with the laws of the United States of America and, with respect to matters of state law, with the laws of the State of Ohio.

12.2.     Assignment. This Agreement shall not be assigned by any Party without the prior written consent of all other Parties.

12.3.     Rights Cumulative; Waiver; Amendment. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by any other party shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all Parties, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance thereof may be extended by a writing signed by the Party or Parties for whose benefit the provision is intended.

12.4.     Notices. Any notice or other communication hereunder must be given in writing and either (a) delivered in person, (b) transmitted by electronic mail , provided that any notice so given is also sent as provided in clause (c) or (d), (c) sent by postage-paid United States Mail, certified and return-receipt requested, or (d) sent by a national commercial overnight courier as follows:

If to Kelly, as Executor:

Michael S. Kelly

13921 Triskett Road

Cleveland, Ohio 44111

E-mail: kellyglass@aol.com

With a copy to (which shall not constitute notice):

Bruce L. Waterhouse, Jr., Esq.

Nicola, Gudbranson & Cooper, LLC

25 West Prospect Avenue, Suite 1400

Cleveland, Ohio 44115-1043

Email: waterhouse@nicola.com

If to IVST:

Innovest Global Inc.

8834 Mayfield Road

Chesterland, Ohio 44026

With a copy to (which shall not constitute notice):

or to such other address or to such other person as any Party shall have last designated by such notice to the other Parties. Each such notice or other communication shall be effective (x) if given by electronic mail, when transmitted to the applicable e-mail address and a "read receipt" is received back, and the sender has completed the other required delivery method, (y) if given by overnight courier, the next business day after such communication is deposited pre-paid with the overnight courier addressed as aforesaid, or (z) if given by any other means, when actually received.

12.4.     Costs of Asserting a Claim. In the event that any Party commences a civil action to seek redress for a breach of this Agreement, then the prevailing Party in such action will be entitled to an award of reasonable attorney's fees and costs for trial and appellate proceedings, accountant's fees and costs, and any expert's fees and costs incurred therein and in enforcing or collecting any judgment or relief provided therein.

12.5.     Confidentiality. IVST, on the one hand, and Kelly, as Executor, on the other hand, will keep confidential all information and materials regarding the other Party identified or designated by such Party as "confidential". The provisions of this Section 12.5 shall not apply to any information which is or shall become part of the public domain through no fault of the Party subject to the obligation of confidentiality. Notwithstanding the foregoing, IVST shall have the right to make all public disclosures regarding the transaction required by applicable securities law s.

12.6.     Expenses. Except as otherwise set forth herein, each Party shall bear its own costs and expenses associated with the transactions contemplated by this Agreement.

12.7.     Third Party Beneficiaries. This Agreement is solely among IVST, Midwest and Kelly, as Executor, and, except as otherwise specifically provided herein, no director, officer, stockholder, employee, agent, independent contractor, or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

12.8.     Entire Agreement. This Agreement embodies the entire agreement among the Parties with respect to the contemplated transactions, and there are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein; provided, however, that all previous confidentiality and non-disclosure agreements by the Parties or any of their representatives shall remain in full force and effect until the Closing. Effective upon the execution of this Agreement by the Parties, the previous the letter of intent between IVST and Kelly, as Executor, dated October 22, 2018, shall be terminated in its entirety.

12.9.     Representation by Counsel: Interpretation. The Parties acknowledge that they each have been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against a drafting Party has no application and is expressly waived.

12.10.     Counterparts. This Agreement and any other agreement or document delivered pursuant hereto may be executed in one or more counterparts and by different Parties in separate counterparts. All of such counterparts shall constitute one and the same agreement or other document and shall become effective when one or more counterparts thereof have been signed by a Party and delivered to the other Party or Parties. The signature page of this Agreement, and any document executed in connection with this Agreement, shall be deemed executed and delivered if executed and transmitted to the other Party or Parties by attachment to an electronic-mail message, with the same effect as delivery of the original.

12.11.     Headings. The Section and Article headings in this Agreement are for convenience only and shall not have independent effect in the interpretation of this Agreement.

12.12.     Business Days. As used in this Agreement, the term "business day" means any day except Saturday, Sunday or any day on which banks in the State of Ohio are permitted to be closed.

12.13.     Further Assurances and Documents. IVST and Kelly, as Executor, agree to execute any other document, and to take any other action or corporate proceedings, both before and after the Closing, which may be reasonably requested as necessary or desirable to carry out the terms of this Agreement. Each Party will use commercially-reasonable efforts to cause all conditions to its obligations hereunder to be timely satisfied and to perform and fulfill all other obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effectuated in accordance with its terms. As used in this Agreement, the term "commercially reasonable efforts" shall not include efforts that require the performing Party (a) to do any act that is unreasonable under the circumstances, (b) to amend or waive any rights under this Agreement, or (c) to incur or expend any funds other than reasonable out-of-pocket expenses incurred in satisfying its obligations hereunder, including the fees, expenses and disbursements of its accountants, counsel and other professionals.

[Signatures on following page.]

[Signature page of Share Exchange Agreement and Plan of Reorganization.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed on the dates set forth below but as of the Effective Date, except as otherwise expressly stated herein.

INNOVEST GLOBAL INC.

By: Daniel G. Martin, Chief Executive Officer

/s/Daniel G. Martin

Date: 12/21/18

MIDWEST CURTAINWALLS, INC.

By: Michael S. Kelly, President

/s/Michael S. Kelly

Date: 12/21/18

MIDWEST CURTAINWALLS, INC.

By: Michael S. Kelly, as Executor of the Estate of Donald F. Kelly, Jr.

/s/Michael S. Kelly

Date: 12/21/18

SCHEDULE 2.1

Ownership of Midwest Stock

After the death of Don Kelly, and despite diligence search, Kelly, as Executor, did not locate the two original share Certificates evidencing Don Kelly's ownership of the Midwest Stock. Therefore, such Certificates were deemed to have been lost, misplaced, stolen or inadvertently destroyed. Those Certificates, in any event, were cancelled in connection with the issuance of a Certificate for the Midwest Stock in the name of Kelly, as Executor. Copies of the July 24, 2018 Director's Action authorizing such steps, the replacement Certificate in the name of Kelly, as Executor, and Midwest's current Share Ledgers are attached.

On July 20, 2018, pursuant to Letters of Authority issued by the Probate Court of Cuyahoga County, Ohio, a copy of which is attached, Michael Kelly was appointed to serve as fiduciary of the Estate, with the power conferred by law to fully administer the Estate. A true copy of a certified copy of the Last Will and Testament of Donald F. Kelly, Jr. is attached hereto.

SCHEDULE 3.2

IVST's Certificate of Incorporation and By-Laws

SCHEDULE 3.4(d)

Material Contingent Liabilities

SCHEDULE 3.6

Certain Changes or Events